Exhibit 10.2

CURRENT DIRECTOR COMPENSATION PROGRAM

As of May 28, 2014

1.              Annual Retainer:  $125,000 — (effective on the date of the Annual Meeting of Shareholders in 2014) — Paid in quarterly installments in arrears at the end of each quarter in cash or, if the director so elects, in deferred stock units to be distributed at a later date designated by the director.

2.              Annual Deferred Stock Award:  $165,000 (effective with respect to awards granted after December 31, 2014) — Awarded in February to incumbent directors who are nominated for re-election at the next shareholders’ meeting in the form of deferred stock units.  Deferred stock units vest one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant.  Vested deferred stock units are distributed either in a lump sum six months after termination of service as a director or, if the director so elects, in annual installments beginning at least six months following termination of service as a director.

3.              Committee Chair Fees:  Currently, the annual amount of committee chair fees, which are paid quarterly in arrears, are as follows:  Audit - $25,000, Compensation - $20,000, Nominating and Governance - $20,000, Investment and Capital Markets - $20,000 and Risk - $20,000.

4.              Lead Director:  Effective November 2, 2006, the Board established the position of Lead Director of the Board and agreed that the Lead Director will be paid $25,000 per year (payable in arrears in quarterly installments as of the last business day of each quarter).